Exhibit 10.2

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of March 26, 2002, between J. Alden Philbrick, IV (the “Executive”) and Oxford Finance Corporation, a Maryland corporation (the “Company”), recites and provides as follows:

     WHEREAS, the Board of Directors of the Company (the “Board”) expects that the Executive will make substantial contributions to the growth and prospects of the Company; and

     WHEREAS, the Board desires that the Company employ the services of the Executive, and the Executive is willing to provide such services to the Company, both on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Company and the Executive agree as follows:

     1.     Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to work for the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the date of this Agreement (the “Effective Date”) and ending on December 31, 2003 (the “Employment Period”). The Executive’s Employment Period may thereafter be extended by mutual agreement.

     2.     Terms of Employment.

(a) Position and Duties.

                            (i) During the Employment Period, (A) the Executive shall serve as the Chairman of the Board of Directors and Chief Executive Officer and shall have the duties and responsibilities that are normally associated with that office and such other powers and duties as may, from time to time, be prescribed by the Board of Directors of the Company, provided that such duties are generally consistent with the duties described above and applicable law and (B) the Executive’s services shall be performed at the Company’s headquarters in Alexandria, Virginia or at any office designated by the Board of Directors that is less than thirty-five (35) miles from such location.

                            (ii) During the Employment Period, and excluding any periods of vacation and leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the duties assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic, charitable or professional association boards of committees (provided the Executive obtains prior approval from the Board of Directors of the Company), (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not unreasonably interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

     (b)  Compensation.

                            (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid in equal installments in accordance with the Company’s payroll schedule, as in effect during the term, but not less frequently than on a monthly basis, at the annual rate of not less than Three Hundred Thousand Dollars ($300,000) per year. During the Employment Period, the Annual Base salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other senior executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced at any time during the Employment Period or after any such increase, and the term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

                            (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall participate in, for each fiscal year ending during the Employment Period, the Company’s Annual Performance-Based Bonus Plan or, if more favorable to the Executive, under any plans, practices, programs and policies of the Company and its affiliates in effect generally at any time after the Effective Date with respect to other senior executives of the Company. The bonus paid to the Executive under this paragraph shall be the “Annual Bonus” for purposes of this Agreement.

                            (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive (including, without limitation, stock incentive), savings and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company, including without limitation the 2002 Equity Incentive Plan, approved and adopted by the Board of Directors and by the Shareholders on March 25, 2002, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, that are less favorable, in the aggregate, than those provided generally from time to time after the Effective Date to other senior executives of the Company.

                            (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) (collectively, the “Other Benefits”) to the extent applicable generally to other senior executives of the Company, and under terms generally applicable to other senior executivex of the Company, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than those provided generally from time to time after the Effective Date to other senior executives of the Company.

                            (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company, as in effect generally from time to time after the Effective Date with respect to other senior executives of the Company.

                            (vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company, as in effect generally from time to time after the Effective Date with respect to other senior executives of the Company.

                            (vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided generally from time to time after the Effective Date with respect to other senior executives of the Company.

                            (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company, as in effect generally from time to time after the Effective Date with respect to other senior executives of the Company.

     3.     Termination of Employment.

                     (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

                     (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) a material breach by the Executive of the Executive’s obligations under Section 2(a) (other than as a result of incapacity due to physical or mental illness) which is grossly negligent or willful on the Executive’s part or which is committed in bad faith or without reasonable belief by the Executive, that such breach is in the best interests of the Company, and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (ii) the conviction of the Executive of a felony involving moral turpitude or the guilty or nolo contendere plea of the Executive to such a felony. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

                     (c) Termination Other Than for Cause. The Company may terminate the Executive’s employment during the Employment Period for other than Cause, Death or Disability.

                     (d) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

                            (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                            (ii) any material failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                            (iii) the Company’s requiring the Executive to be based at any office or location more than thirty-five (35) miles from that provided in Section 2(a) hereof;

                            (iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

                            (v) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

     For purposes of this Section 3(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.

                     (e) Notice of Termination. Any termination by the Company for Cause, or by the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder, except to the extent that the Executive or the Company, as the case may be, demonstrates that it is prejudiced by such failure.

                     (f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, or (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

     4.     Obligations of the Company upon Termination.

                     (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, Death or Disability, or the Executive shall terminate employment for Good Reason, then the Company shall: (1) continue to pay the Executive’s Annual Base Salary, payable in accordance with the Company’s normal payroll policies during the Employment Period; (2) be obligated to pay the Executive, to the extent not theretofore paid, an amount equal to the Annual Bonus paid or payable, including by reason of any deferral, to the Executive for the most recently completed fiscal year during the Employment Period, if any; (3) pay the Executive any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) to the extent not therefore paid; and (4) any accrued vacation pay, to the extent not therefore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”). All Accrued Obligations referred to in clauses (2), (3) and (4) above shall be paid to the Executive in a lump sum payment in cash within thirty (30) days of the Date of Termination. All of the Executive’s unvested stock options will vest as of the Date of Termination.

                     (b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination). All of the Executive’s options that would have vested within one (1) year from the date of death will vest, but Executive will forfeit any unvested options scheduled to vest after one (1) year from the date of death. All vested options will expire unless exercised (and all outstanding loans resulting from the prior exercise of any options must be repaid) within eighteen (18) months of the Date of Termination.

                     (c) Cause, Other Than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive his Annual Base Salary through the Date of Termination plus Other Benefits and the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. All of the Executive’s unvested stock options will be forfeited and the Executive must exercise any vested but unexercised options and repay any outstanding loans resulting from the prior exercise of any options within ninety (90) days (unless a longer period is designated).

                     (d) Disability. If the Executive’s employment shall be terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination. The Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to other senior executives of the Company. All of the Executive’s options that would have vested within two (2) years of the Date of Termination will immediately vest. All vested options will expire unless exercised (and all outstanding loans resulting from the prior exercise of any options must be repaid) within eighteen (18) months of the Date of Termination.

                     (e) Time of Payment. The Company shall make all payments required by this Section 4 within the time periods provided in Sections 4(a), 4(b) and 4(c); provided, however, that in the event that any such payments would be non-deductible to the Company under the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Executive is a “covered employee” as defined in Treas. Reg. Section 1.162-27(c)(2) for the taxable year of the Company during which the Date of Termination occurred or for the immediately preceding year, the Company shall make any such payment not earlier than ninety (90) days following the end of the Company’s taxable year during which the Executive last was a “covered employee.”

                     (f) Nondisclosure to Media. After the Date of Termination or the end of Employment Period, the Executive agrees that he will not discuss his employment and resignation or termination (including the terms of this Agreement) with any representatives of the media, either directly or indirectly, without the written consent and approval of the Company.

     5. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     6.     Full Settlement; Resolution or Disputes.

                     (a) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 8(a) with respect to non-competition, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof unless a court of competent jurisdiction determines that the Executive acted in Bad Faith in initiating the contest) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided however, that the reasonableness of the fees and expenses must be determined by an independent arbitrator, using standard legal principles, mutually agreed upon by the Company and the Executive in accordance with rules set forth by the American Arbitration Association.

                     (b) If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive’s employment by the Company or by the Executive, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 4(a) as though such termination were by the Company without Cause or by the Executive for Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking (which may be unsecured) by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

     7.     Confidential Information.

                     (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or except as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                     (b) In the event of a breach or threatened breach of this Section 7, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient.

                     (c) Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 7.

     8.     Non-Compete; Non-Solicitation.

                     (a) For the period commencing on the date hereof and ending on the earlier of (i) the date that is twenty-four (24) months after the Executive ceases to be employed by the Company, or (ii) the first date on which the Company fails to punctually make any payment(s) that it is required to make under Section 4(a) without any set-off or deduction other than as required by applicable Federal, state or local law or with respect to any employee benefit plan in which the Executive continues to participate (the “Non-Competition Period”), the Executive shall not in the United States of America, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any entity that engages in or owns, invests in, manages or controls any venture or enterprise engaged in the business of making loans or leases secured by equipment to private equity-backed companies in the life science industry (or any other business of the type that constitutes a substantial portion of the Company’s business at the date the Executive ceases to be employed by the Company) (collectively, a “Competitor”). Nothing herein shall prohibit the Executive from being a passive owner of not more than 4.99% of the equity securities of a corporation engaged in such business which is publicly traded, so long as he has no active participation in the business of such corporation.

                     (b) During the Non-Competition Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing an employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and an employee of the Company except in the proper exercise of the Executive’s authority, or (ii) induce or attempt to induce any customer to cease doing business with the Company or not to obtain funding from the Company, or in any way interfere with the relationship between the Company and any customer or other business relation of the Company.

                     (c) If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

                     (d) The covenants made in this Section 8 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of the Executive against the Company or any of its affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

     9.     Indemnity. The Company will indemnify the Executive, in his capacity as an officer and director of the Company, to the fullest extent permitted by the Company’s Articles of Incorporation and Bylaws.

     10.     Successors.

                     (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and shall be enforceable by the Executive’s legal representatives.

                     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     11.     Miscellaneous.

                     (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive to:	If to the Company to:

J. Alden Philbrick, IV Orchard Lane Alexandria, Virginia 22302	Oxford Finance Corporation 133 North Fairfax Street Alexandria, Virginia 22314. Attention: Corporate Secretary

     or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                     (f) Any entitlements to the Executive created under Section 2(b) shall be contract rights to the extent not prohibited by law. However, the Company shall not be required to amend, or refrain from amending, any of its plans, practices, policies and programs to so provide the contract rights.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

COMPANY:

OXFORD FINANCE CORPORATION, a Maryland corporation

By: /s/ J. ALDEN PHILBRICK, IV
Name: J. Alden Philbrick, IV
Title: President, Chief Executive Officer and Chairman of the Board

EMPLOYEE:

J. ALDEN PHILBRICK, IV

/s/ J. ALDEN PHILBRICK, IV